Exhibit 10.15

AERIE PHARMACEUTICALS, INC.

106 Glenhaven Drive

Chapel Hill, North Carolina 27516

July 29, 2005

Casey Kopczynski, Ph.D.

106 Glenhaven Drive

Chapel Hill, North Carolina 27516

Re:	Your Employment With Aerie Pharmaceuticals, Inc.

Dear Casey:

We are pleased to offer you, on the terms set forth in this letter (the “Agreement”), a position as the Chief Operating Officer of Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”) as of the above date (the “Effective Date”).

1. Reporting; Duties and Responsibilities; Employee Confidentiality, Inventions and Noncompetition Agreement; Indemnification; D&O Insurance.

(a) Reporting; Duties and Responsibilities. During the term hereof, from and after the Effective Date until this Agreement is terminated as provided herein, you will serve as Chief Operating Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Your specific duties and responsibilities as Chief Operating Officer will be determined by the Board, but will be consistent with the customary duties of a Chief Operating Officer of a biotechnology company located in the United States. This offer is for a full time position, except (i) as travel to other locations may be necessary to fulfill your responsibilities, and (ii) that you may spend such time for charitable, civic and academic responsibilities, and for such other activities as the Board approves from time to time, as will not adversely impact your ability to perform your obligations hereunder, with such impact being determined, as necessary, by the Board in good faith after reasonable consultation with you with respect thereto.

(b) Employee Confidentiality, Inventions and Noncompetition Agreement. As a condition of your employment hereunder, you also will on or prior to the Effective Date execute the Company’s standard form of Confidentiality, Inventions and Noncompetition Agreement (the “Confidentiality, Inventions and Noncompetition Agreement”).

(c) Indemnification. You will be subject to such indemnification as is provided under the Company’s Bylaws.

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

2. Salary; Bonuses; Benefits; Reimbursement; Relocation; Stock Options.

(a) Salary. Your initial base salary, commencing on the Effective Date, will be $15,8333.33 per month, prorated for partial months, which is an annualized salary of $190,000.00, subject to increase by the Board, payable in accordance with the Company’s customary payroll practice as in effect from time to time. Your salary as in effect at the time during the term hereof may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above (“executive officers”), as part of an overall reduction in executive officer salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

(b) Bonuses.

(i) Annual Performance Bonus. In addition to your salary, you will be eligible to earn an annual performance-based bonus (the “Annual Bonus”) as to your service during the term hereof, as follows:

(A) Amount. Such Annual Bonus as to your performance for a given year or prorated portion thereof will be equal to up to twenty percent (20%) of your annual salary for the relevant calendar year, or, as determined by the Board, fiscal year, of the Company to which such Annual Bonus relates. The exact amount of such Annual Bonus for each calendar, or fiscal, year, including calendar year 2005, will be determined in good faith by the Board, based on your achievement of objectives for the relevant performance measurement period.

(B) Objectives For 2005. No later than thirty (30) days after the Effective Date, you and the Board, or the Compensation Committee of the Board, will agree in writing upon the relevant objectives for your performance as Chief Operating Officer of the Company for the balance of 2005 remaining from and after the Effective Date, which agreement, when mutually executed will be attached hereto as Exhibit A and incorporated herein by reference, and when so attached will be incorporated herein by reference, provide that if you and the Board, or the Compensation Committee as relevant, do not agree upon such objectives for 2005 within 30 days after the Effective Date, despite mutual good faith efforts to do so, then such objectives will be determined in good faith by the Board within thirty (30) days after the expiration of such initial 30-day period, and will be communicated promptly to you in writing after being so determined by the Board, and will be attached hereto as Exhibit A and will be deemed to have been accepted by you.

(C) Objectives For Years Subsequent To 2005. No later than sixty (60) days after the commencement of the relevant calendar or fiscal year, commencing with calendar year 2006 during the term hereof, the Board, or the Compensation Committee of the Board, and you will mutually determine in good faith your performance objectives for such calendar, or fiscal, year, which agreed objectives will be set forth in writing by the Board to you and which thereafter cannot be changed for such calendar, or fiscal, year without your written consent. If you and the Board, or the Compensation Committee as relevant, do not agree upon such objectives for the relevant year within such sixty-day period, despite mutual good faith efforts to do so, then the objectives will be determined in good faith by the Board within thirty (30) days after such sixty-day period has expired and will be communicated promptly to you in writing after being so determined and will be deemed to have been accepted by you.

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

(c) Benefits. From and after the Effective Date, during your employment hereunder:

(i) Benefits Generally. You will receive the Company’s standard employee benefits package, including health and disability insurance, and will be subject to the Company’s vacation and sick leave policy, as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer relevant benefits remain so reduced. It is understood that the Company does not yet have employee benefits available. Accordingly, for a reasonable period of time not to exceed ninety (90) days from the Effective Date, the Company may, in lieu of providing benefits directly, reimburse you for reasonable costs incurred to maintain health and disability insurance.

(ii) Life Insurance. Within sixty (60) days after the Effective Date, the Company will provide you, at the Company’s expense, as part of such benefits package, with a life insurance benefit plan with terms and coverage appropriate for your position with the Company.

(d) Reimbursement. You will be entitled to reimbursement from the Company for all commercially reasonable and documented out-of-pocket expenses incurred by you in connection with the Company’s business, including without limitation your reasonable economy airfare, food, lodging, automobile rental and incidental expenses in performing your duties hereunder, provided, as to a given expense, that you have submitted commercially customary support documentation therefor to the Company. You will obtain the approval of the Chairman of the Board in writing prior to incurring any expenses other than ordinary course expenses as described generally in the preceding sentence of this Section 2(d).

(e) Stock Options.

(i) Initial Option. At the meeting of the Board held next after the Effective Date, you will be granted an incentive stock option (your “Initial Option”) under the Company’s initial equity incentive or stock option plan (the “Plan”) which will be in place at or prior to the Effective Date, to purchase up to one hundred seventy-two thousand (172,000) shares of Common Stock of the Company, additional to the total of 528,000 shares of Common Stock of the Common issued to you upon the formation of the Company. The exercise price per share of your Initial Option will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Initial Option is approved by the Board; such exercise price currently is expected to be the price per share at which Common Stock is initially issued to the

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

founders of the Company as the first issuance of stock by the Company upon its formation. Such Initial Option will become exercisable over the sixty (60) month period commencing with the Effective Date (the “Vesting Start Date”), as to 20% of the total number of shares under such Initial Option on the first annual anniversary of the Vesting Start Date, rounded downward to the nearest whole share to avoid fractional shares, and will become exercisable as to an additional 1.666% of the total number of shares under such Initial Option at each of the succeeding 48 monthly anniversaries after such one year anniversary, rounded downward to the nearest whole share for the first 47 of such monthly anniversaries to avoid fractional shares, and as to the remaining number of shares under such Initial Option at the 60th monthly anniversary of the Vesting Start Date, provided as to such one-year anniversary and as to each such relevant monthly anniversary thereafter you then are employed by or are rendering services as a consultant to the Company.

(ii) Other Options Or Awards. During the term hereof, you also will be eligible to be granted such other stock options and/or such stock awards, under or outside of the Plan and under any successor equity incentive plans of the Company, as the Board or the Compensation Committee of the Board determine to be appropriate.

3. Certain Definitions; “At Will” Basis Of Your Employment; Term; Acceleration Of Vesting As To Your Founder’s Common Stock Upon Termination Without Cause; Survival Of Certain Obligations; Post-Termination Matters.

(a) “At Will” Basis Of Your Employment; Term. Your employment with the Company is on an “at will” basis, and either you or the Company may terminate your employment with the Company at any time, for any reason, or for no reason, with written notice to you of any voluntary termination by you, provided that, if you desire to terminate this Agreement voluntarily you will give the Company at least thirty (30) days prior written notice of the intended effective date of such voluntary termination, which notice period may be waived or shortened by the Board upon your giving to the Company of such written notice. Unless terminated earlier as provided herein, including any “at will” termination, or unless extended in writing by you and the Company, the term of this Agreement is for three (3) years from and after the Effective Date, ending at 5:00 pm local time at the then-current location of the principal offices of the Company, on the third (3rd) annual anniversary of the Effective Date.

(b) Acceleration Of Vesting As To Your Founder’s Common Stock Upon Termination Without Cause.

(i) Acceleration Of Vesting. If during the term hereof your employment hereunder is terminated by the Company without Cause, as defined in Section 3(b)(ii) hereof, and as Cause or lack thereof as to such termination is determined by the Board, all lapsing contractual rights of the Company to repurchase from you, upon such termination, any shares of the Common Stock you were issued as a founder of the Company, will automatically lapse as of the effective date of such termination, and you will hold all such shares free of any such repurchase right, provided that such shares will remain subject to such restrictions on transfer thereafter as are imposed upon them from time to time by law, and under the Company’s Bylaws, and/or under any separate written agreement between you and the Company.

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

(ii) Definition Of Cause. For purpose of this Section 3(b), “Cause” means any of the following acts or failures to act, which are or would be, in each case, and as determined by the Board after reasonable and good faith consultation with you, materially detrimental to the interests of the Company and its stockholders: (A) your willful failure to follow lawful and commercially reasonable directives of the Board communicated to you, and/or (B) intentional damage to the tangible or intangible property of the Company, and/or (C) conviction of a crime involving moral turpitude, and/or (D) the performance of any dishonest or fraudulent act.

(c) Survival Of Certain Obligations. Your obligations to the Company under any other written agreement, including without limitation any nondisclosure agreement, including the Confidentiality, Inventions and Noncompetition Agreement, between you and the Company, will survive any termination hereof except to the extent otherwise stated in such relevant agreement(s). If, despite the provisions of Section 1(b) hereof, for any reason other than your refusal to sign the Confidentiality, Inventions and Noncompetition Agreement, which refusal will be breach of this Agreement), no written nondisclosure agreement has been executed by you and the Company at the time of such termination, you will treat as confidential and proprietary to the Company, and will promptly return to the Company within five (5) days after any such termination, all materials related to the Company supplied by the Company to you prior to, on and after the Effective Date which are marked as confidential or proprietary or which you have been informed in writing by the Chairman of the Board are confidential and proprietary to the Company, and will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 3(c), provided that if there is in effect at the date of such termination a written nondisclosure agreement between you and the Company, including the Confidentiality, Inventions and Noncompetition Agreement, the terms and conditions of such nondisclosure agreement will control rather than the provisions of this sentence.

(d) Post-Termination Matters.

(i) Automatic Resignation From Office. By your signature on this Agreement, unless the Company, by the determination of the Board, agrees otherwise in writing with you, this Agreement will serve automatically, without the need for any further signatures, as your resignation, effective as of the date of your termination of employment hereunder, for whatever reason, from any and all offices you may hold with the Company at the date of such termination, including without limitation the position of Chief Operating Officer.

(ii) Return of Materials. Upon any termination hereof, you will promptly return to the Company all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company. After such termination you will not disclose to any party, other than to your attorneys, or except

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 3(d)(ii), provided that if there is in effect at the date of such determination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence,

(iii) Accrued Salary and Bonus. After such termination, the Company will only be obliged to pay, and will pay when due, to you (A) such amounts of salary and bonus accrued under any bonus plan through, and payable at, the date of such termination, and (B) such amounts of bonus that are payable after such termination by the terms of a written bonus agreement or under any mutually agreed bonus plan as in effect at the date of such termination.

(iv) Expenses. The Company will pay reasonably promptly all expenses permitted to be reimbursed hereunder for which appropriate documentation has been submitted by you.

(v) Nonsolicitation. In order to avoid disruption of the Company’s business, for a period of one (1) year after termination of your employment hereunder for any reason other than your death, you will not, directly or indirectly, (A) solicit for any competitor to the Company, or for any other purpose competitive with the Company, any customer of the Company known to you during the period of your employment with the Company to have been a customer of the Company, (B) directly or indirectly encourage or induce any third party licensor, licensee, distributor or research, development or commercialization collaborator of the Company to terminate or reduce its business activities with the Company nor (C) solicit for employment any person employed by the Company.

4. Dispute Resolution.

(a) Arbitrable Claims; Intended Third-Party Beneficiaries. To the fullest extent permitted by law, except for disputes relating to intellectual property of the Company, for which the parties reserve the right to resolution by litigation and which will not be Arbitrable Claims, all disputes between you (and your attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, Directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment by the Company of you, or the termination of your employment by the Company, and all disputes arising under this Agreement, including without limitation any disputes as to matters arising after the Effective Date, whether or not the Effective Date ever occurs (collective, and individually, “Arbitrable Claims”) will be resolved by arbitration as provided herein. Arbitrable Claims will include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims will include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. All persons and entities specified in the first sentence of this Section 4(a), other than the Company and you, will be considered third-party beneficiaries of the rights and obligations created by this Section 4.

(b) Procedure; Location Of Arbitration. Arbitration of Arbitrable Claims will be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration will be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration will also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration will be final and binding upon the parties and will be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement will be conducted in the city in which the principal offices of the Company are located at the time of initiation of such arbitration. The Federal Arbitration Act will govern the interpretation and enforcement of this Section 4. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims will be decided by a three-person arbitration panel. Each party will appoint one member of the arbitration panel within thirty (30) days after the effective date of the notice initiating the arbitration. Thereafter, the two appointed arbitrators will mutually agree on a third member within a second thirty (30) day period. If any party fails to appoint an arbitrator, or the two arbitrators cannot agree on a third, the complaining party will notify the AAA at the end of the above notice periods and request selection of the remaining member(s) of the panel in accordance with AAA Employment Rules. The arbitration panel will have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The arbitration panel will have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Litigation. For matters arising hereunder for which arbitration is not legally available, and for disputes between you and the Company as to intellectual property rights, you and the Company hereby consent to venue in, and to the in personam jurisdiction of, the federal and State courts located in the State of North Carolina.

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

(e) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim will be confidential and, unless otherwise required by law, the subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitration panel, and, if involved, the court and court staff. All documents filed with the arbitration panel or with a court will be filed under seal to the extent permitted by the applicable rules. The parties will stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(f) Expenses Of Arbitration. Each party will pay its own expenses for participation in such arbitration, including the fees and expenses of such party’s legal counsel and other advisors, provided that the Company will pay all fees and expenses of the arbitrators and any fees or charges imposed by the arbitral body for such arbitration, provided that the arbitral body shall have authority to require you to pay fees or charges if you initiate the arbitration and it determines that your claims are frivolous or without merit.

(g) Continuing Obligations. Your rights and obligations and those of the Company set forth in this Section 4 will survive the termination of your employment with the Company.

5. Notices. All notices, demands or requests with respect to this Agreement will be effective only if in writing and delivered by hand, including by FedEx or other courier, or by facsimile with confirmed answerback, or by electronic mail (email) with electronic evidence of delivery, to the address, or the facsimile number, or email, for the receiving party as set forth under our signatures below. Notices under this Agreement may not be delivered by mail. Notices will be deemed to have been given hereunder upon personal delivery, if delivered by hand, or the date sent by facsimile or email. You and the Company may change the relevant address for notice under this Agreement by giving notice thereof to the other party hereto in conformity with this Section 5. Whenever days are to be counted under this Agreement, the first day of the period which requires such notice to be given will not be counted, and the last day for the relevant period will be counted (i.e., to count a 30-day period following the Effective Date, the first day after the Effective Date will be the first day for counting such 30 days).

6. General. This Agreement will be governed by the laws of the State of North Carolina, without regard to its body of law controlling conflict of laws. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Upon your signature below, this will become our binding Agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior Agreements by you with the Company as to the specific subject matter of this Agreement, will be binding upon and inure to the benefit of our respective successors and assigns (provided that you cannot assign this Agreement or any of your rights and obligations under this Agreement without the prior written consent of the Company), and your heirs, administrators and executors, and may only be amended in a writing signed by you and the Company.

Casey Kopczynski, Ph.D.

Employment Agreement

July 29, 2005

We look forward to working together with you for the success of the Company.

Sincerely,

By:	/s/ Thomas J. van Haarlem, MD
Name:	Thomas J. van Haarlem, MD
Title:	President and Chief Executive Officer

Address:
Aerie Pharmaceuticals, Inc.
Attention: Chairman of the Board
106 Glenhaven Drive Chapel Hill, North Carolina 27516
Facsimile: 919-969-7055
Email tom.vanhaarlem@meddsglobal.com

ACCEPTED AND AGREED:

/s/ Casey Kopczynski, Ph.D.
(Signature)
Printed name: Casey Kopczynski, Ph.D.
Date signed: July 31, 2005

Address:
106 Glenhaven Drive
Chapel Hill, North Carolina 27516
Facsimile: 919-969-7055
Email: cckopczynski@earthlink,net